Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement No. 333-218130 on Form S-3 and Registration Statement Nos. 333-191612 and 333-211566 on Form S-8 of Independence Realty Trust, Inc. of our report dated September 5, 2017 with respect to the combined statement of revenue and certain expenses of the multi-family properties located in Georgia, Indiana, Louisiana, North Carolina, Ohio and South Carolina (the “HPI Portfolio”) as of December 31, 2016, which includes an explanatory paragraph referring to the purpose of the statement, included in the Current Report on Form 8-K of Independence Realty Trust, Inc.

/s/CohnReznick LLP

Los Angeles, California

September 5, 2017

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